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                                                                    Exhibit 10.7

                              WCA WASTE CORPORATION
                            ONE RIVERWAY, SUITE 1400
                                HOUSTON, TX 77056

July 27, 2006

Ares Corporate Opportunities Fund II, L.P.
1999 Avenue of the Stars, Suite 1900
Los Angeles, CA  90067

Attn: Jeffrey Serota

Re:  Management Rights

Ladies and Gentlemen:

You have requested that WCA Waste Corporation, a Delaware corporation (the "COMPANY"), grant certain contractual management rights to Ares Corporate Opportunities Fund II, L.P. (the "INVESTOR") so that the purchase by the Investor of shares of the Company's Series A Convertible Preferred Stock, par value $0.01 per share (the "Stock"), pursuant to the Preferred Stock Purchase Agreement, dated as of the date hereof among the Company, the Investor and the other parties thereto, as such agreement may be amended, supplemented or otherwise modified from time to time (the "PURCHASE AGREEMENT"), may qualify as a "venture capital investment" as described in clause (d)(3)(i) of the U.S. Department of Labor Regulations Section 2510.3-101 (the "DOL REGULATION"). Reference is made to the Stockholder's Agreement (the "STOCKHOLDER'S AGREEMENT"), dated as of July 27, 2006 between the Company and the Investor, executed in connection with the Purchase Agreement. Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Stockholder's Agreement. This letter will confirm our agreement that the Investor will be entitled to the contractual management rights enumerated below ("MANAGEMENT RIGHTS").

After the Stockholder Designee Period but during the Standstill Period, the Company will provide one representative designated on behalf of the Stockholder with the following access during normal business hours with reasonable prior written notice and subject to reasonable limitations imposed by the Company (including limitations relating to the frequency of access):

      (a) access to such properties, books and records of the Company (and its subsidiaries) and information relating to the Company (and its subsidiaries), its properties, operations, finances and affairs ("INFORMATION") as the Stockholder through such representative may reasonably request;

      (b) the right to consult with and advise the senior executive management of the Company (that is, the officers designated as executive officers in the Company's proxy statements) from time to time regarding the Company (including its subsidiaries), its properties, operations, finances and affairs;

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      (c)   The Company will consider, in good faith, the recommendations of the
            Stockholder in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company; and

      (d) If the Company is not a "reporting company" under Section 12 of the Securities Exchange Act of 1934, as amended, the Company shall deliver to the Stockholder:

            1. as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company, and its subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustment; and

            2. as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor's report thereon of a firm of established national reputation.

The Stockholder has requested the Management Rights provided herein to enable the Shares held by such Stockholder to qualify as a "venture capital investment" as to which such Stockholder has "management rights," in each case as such terms are defined in Department of Labor Regulation Section 2510.3-101(d); provided, however, that nothing herein shall require the Company to furnish such Stockholder with more than rights of access to Information and consultation provided herein regardless of whether such rights are sufficient for such Stockholder to comply with venture capital operating company requirements.

The Stockholder agrees to hold in strict confidence (and not to disclose) all nonpublic Information furnished to it and to use all Information only in connection with the management of their investment in the Company, not to take any action that would require the Company to make a public disclosure of Information that was previously nonpublic, and not to purchase or acquire any securities or taking any trading or hedging position with respect thereto. Any representative of Stockholder shall sign an agreement to the foregoing effect. If the Stockholder is required by a court or administrative agency to disclose any of the nonpublic Information, the Stockholder shall promptly notify the Company of such requirement (solely to the extent permitted by applicable law, regulation or rule) so that the Company may at its own expense oppose such requirement or seek a protective order and request confidential treatment of such Information. It is agreed that if the Stockholder is nonetheless compelled by such court or agency to disclose the Information, the Stockholder may disclose such portion of the Information which is legally

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required without liability hereunder. In any event, the Stockholder will not oppose action by the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information.

The Management Rights described herein shall terminate and be of no further force or effect once the Investor no longer holds any shares of capital stock of the Company.

This letter may not be amended except by a written instrument signed by the Stockholder and the Company.

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Very truly yours,

WCA WASTE CORPORATION

By: /s/ J. Edward Menger
    ---------------------------------------
    Name: J. Edward Menger
    Title: Vice President and General Counsel

ACKNOWLEDGED AND ACCEPTED:

ARES CORPORATE OPPORTUNITIES FUND II, L.P.

By: ACOF MANAGEMENT II, L.P.,
    as general partner of Ares Corporate Opportunities Fund II, L.P.

By: ACOF OPERATING MANAGER II, L.P.,
    as general partner of ACOF Management II, L.P.

By: ARES MANAGEMENT, INC.
    as general partner of ACOF Operating Manager II, L.P..

By: /s/ David Kaplan
    ---------------------------------------
    Name:  David Kaplan
    Title:  Senior Partner